EXHIBIT 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 7, 2014

STRATEGIC HOTELS & RESORTS REACHES AGREEMENT WITH ORANGE CAPITAL AND APPOINTS DAVID W. JOHNSON TO BOARD OF DIRECTORS

CHICAGO – March 7, 2014 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) (“Strategic Hotels” or the “Company”) today announced that it has reached an agreement with Orange Capital, LLC and agreed to appoint David W. Johnson to the Company’s Board of Directors. With the addition of David W. Johnson, the Strategic Hotels Board expands to 10 members, 9 of whom are independent and all of whom are elected annually. Johnson will also be included in the Company’s slate of nominees for election to the Board at the 2014 Annual Meeting of Shareholders.
“We are pleased to welcome Dave Johnson to our Board,” said Raymond L. "Rip" Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “Our Board comprises highly qualified leaders and professionals across a range of disciplines, and we believe Dave Johnson’s extensive hospitality experience will be very valuable as we continue executing on our strategic plan. As always, we are dedicated to creating value for our shareholders and appreciate the constructive input from Orange Capital and other shareholders regarding the Company’s strategy. The Company will continue to evaluate all opportunities to enhance shareholder value.”
“Under Rip and the Board’s leadership, Strategic Hotels has taken positive steps to enhance governance and improve the Company’s balance sheet,” said Daniel Lewis, Managing Partner of Orange Capital. “This is evidenced by the Board’s decision to eliminate the shareholder rights plan, conduct an independent review of the Company’s executive compensation plan, and the recent announcement of the redemption of the Company’s Series A Preferred Stock. Strategic Hotels owns a highly unique luxury portfolio, and I am confident the Company is on the right path to maximize value for all shareholders.”
In connection with today’s announcement, Orange Capital has withdrawn its notice of nomination of all of its director candidates to the Strategic Hotels’ Board and has agreed to vote its shares in favor of each of the Company’s nominees at the 2014 Annual Meeting. Furthermore, Orange Capital has agreed to a customary standstill provision.

The complete agreement between Strategic Hotels and Orange Capital will be filed on a Form 8-K with the Securities and Exchange Commission.

About David W. Johnson
Mr. Johnson currently serves as the President and Chief Executive Officer of Aimbridge Hospitality, the nation’s second largest independent hotel investment and management firm, which currently owns and/or manages over 200 upscale independent and branded hotels with nearly 27,000 rooms across the United States and the Caribbean. Prior to joining Aimbridge, Mr. Johnson spent 17 years at Wyndham International serving in various capacities including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels.
Mr. Johnson received his bachelor’s degree in Business Economics from Northeastern Illinois University, graduating with highest honors. Mr. Johnson currently serves on several Boards of Directors including The Juvenile Diabetes Research Foundation International, Meeting Professionals International and Active International, and was recently on the Board of Directors for Gaylord Entertainment.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 8,099 rooms and 847,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to maintain compliance with covenants contained in the Company's debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with the Company's investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain the Company's status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.